                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 )

                                HNC Software Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    40425P107
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                                 (CUSIP number)



         Check the following box if a fee is being paid with this statement[ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


         The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).
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-------------------------------                              -------------------
CUSIP No.       40425P107              13G                   page 2 of 9 pages
-------------------------------                              -------------------

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  1       NAME OF REPORTING PERSONS
          S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                        Morgan Stanley Group Inc.
                        IRS # 13-283-8891
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  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY


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  4       CITIZENSHIP OR PLACE OF ORGANIZATION
                        The state of organization is Delaware.

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        NUMBER OF            5       SOLE VOTING POWER
         SHARES                                                  0
                          ------------------------------------------------------
      BENEFICIALLY           6       SHARED VOTING POWER
        OWNED BY                                           224,115
                          ------------------------------------------------------
          EACH               7       SOLE DISPOSITIVE POWER
        REPORTING                                                0
                          ------------------------------------------------------
       PERSON WITH           8       SHARED DISPOSITIVE POWER
                                                           224,115
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  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               224,115

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 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                     1.27%

--------------------------------------------------------------------------------
 12       TYPE OF REPORTING PERSON*
                        IA, CO
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT !
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CUSIP No.       40425P107              13G                   Page 3 of 9 Pages
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       1  NAME OF REPORTING PERSONS
          S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
               Morgan Stanley & Co. Incorporated
               IRS # 13-265-5996
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       2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                          (a) [ ]
                                                          (b) [ ]

--------------------------------------------------------------------------------
       3  SEC USE ONLY


--------------------------------------------------------------------------------
       4  CITIZENSHIP OR PLACE OF ORGANIZATION
              The state of organization is Delaware.

--------------------------------------------------------------------------------
                NUMBER OF        5       SOLE VOTING POWER
                 SHARES                                               0
                          ------------------------------------------------------
              BENEFICIALLY       6       SHARED VOTING POWER
                OWNED BY                                            196,200
                          ------------------------------------------------------
                  EACH           7       SOLE DISPOSITIVE POWER
                REPORTING                                               0
                          ------------------------------------------------------
               PERSON WITH       8       SHARED DISPOSITIVE POWER
                                                                     196,200
--------------------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  196,200

--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
       11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                        1.11%

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       12 TYPE OF REPORTING PERSON*
                          BD, CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

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CUSIP No.  40425P107                13G                      Page  4 of 9 Pages
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   Item 1 (a)            Name  of  Issuer
--------------           ----------------------------

                         HNC Software Inc.

   Item 1 (b)            Address  of  issuer's  principal  executive  offices
--------------           -------------------------------------------------------

                         5930 Cornerstone Court West
                         San Diego, CA 92121

   Item 2 (a)            Name  of  person  filing
--------------           -------------------------------------------------------

                     (a) Morgan  Stanley  Group  Inc.
                     (b) Morgan Stanley & Co. Inc.

   Item 2 (b)            Principal  business  office
--------------           -------------------------------------------------------

                     (a) 1585 Broadway
                         New  York,  New  York  10036

                     (b) 1585 Broadway
                         New  York,  New  York  10036

   Item 2 (c)            Citizenship
--------------           ----------------------------

                         Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

   Item 2 (d)            Title  of  class  of  Securities
--------------           -------------------------------------------------------

                         Common  Stock

   Item 2 (e)            Cusip  No.
--------------           ----------------------------

                         40425P107

 Item    3           (a) Morgan Stanley Group Inc. is (e) an Investment Adviser
--------------           registered under section 203 of the Investment Advisers
                         Act of 1940.

                     (b) Morgan Stanley & Co., Incorporated is (a) a
                         Broker-Dealer registered under section 15 of the Securities Exchange Act of 1934.

 Item    4               Ownership
--------------           ----------------------------

                         Incorporated by reference to Items (5) - (9) and (11)
                         of the cover page pertaining to each reporting person.
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CUSIP No.  40425P107                  13G                     Page  5 of 9 Pages
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Item 5                 Ownership  of  5  Percent  or  Less  of  a  Class
------                 -------------------------------------------------

                   (a) As of the date hereof Morgan Stanley Group Inc. has
                       ceased to be the beneficial owner of more than five percent of the class of securities.

                   (b) As of the date hereof Morgan Stanley & Co., Inc. has
                       ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6                 Ownership of More than 5 Percent on Behalf of Another
------                 -----------------------------------------------------
                       Person
                       ------


                       Inapplicable

Item 7                 Identification and Classification of the Subsidiary Which
------                 ---------------------------------------------------------
                       Acquired the Security Being Reported on By the Parent
                       -----------------------------------------------------
                       Holding Company
                       ---------------

                       Inapplicable

Item 8                 Identification and Classification of Members of the Group
------                 ---------------------------------------------------------

                       Inapplicable

Item 9                 Notice  of  Dissolution  of  Group
------                 ----------------------------------

                       Inapplicable

Item 10                Certification
-------                -------------

                       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
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CUSIP No.  40425P107                   13G                     Page 6 of 9 Pages
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                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date :              February 24, 1997

Signature :         /s/Edward J. Johnsen
                    ------------------------------------------------------------

Name / Title :      Edward J. Johnsen / Vice-President Morgan Stanley & Co.
                    Incorporated
                    ------------------------------------------------------------
                    MORGAN  STANLEY  GROUP INC.

Date :              February 24, 1997

Signature :         /s/Edward J. Johnsen
                    ------------------------------------------------------------

Name / Title :      Edward J. Johnsen / Vice-President Morgan Stanley & Co.
                    Incorporated
                    ------------------------------------------------------------
                    MORGAN  STANLEY & CO., INCORPORATED


            INDEX TO EXHIBITS                                           PAGE
            ----------------------------                              --------


EXHIBIT 1   Agreement to Make a Joint Filing.                             7


EXHIBIT 2   Secretary's Certificate Authorizing Edward J. Johnsen         8
            to Sign on Behalf of Morgan Stanley Group Inc.


EXHIBIT 3   Secretary's Certificate Authorizing Edward J. Johnsen
            to Sign on Behalf of Morgan Stanley & Co., Incorporated.      9